Exhibit 99.1

RailAmerica Reports Second Quarter 2004 Earnings of $0.01 Per Diluted Share
Includes CEO Retirement Charge of $0.16 Per Diluted Share

Company Provides Revised Earnings Guidance for Balance of the Year

Boca Raton, FL – July 29, 2004 – RailAmerica, Inc. (NYSE: RRA) today reported earnings from continuing operations for the second quarter of 2004 of $406,000, or $0.01 per diluted share, compared to earnings from continuing operations of $6.7 million, or $0.20 per diluted share, for the second quarter of 2003. Excluding the $5.6 million, net of tax, or $0.16 per diluted share charge for the former CEO’s retirement, earnings from continuing operations were $6.0 million, or $0.17 per diluted share. Net income, which includes discontinued operations, was $1.6 million, or $0.05 per diluted share for the 2004 quarter compared to $4.7 million, or $0.14 per diluted share in 2003.

     Consolidated revenue from continuing operations for the second quarter ended June 30, 2004 increased 12.7% to $96.2 million, from $85.4 million in 2003. As a result of the charge for the former CEO’s retirement, higher fuel and casualty expenses, operating income declined to $11.3 million for the second quarter of 2004 from $18.5 million in 2003. Excluding the charge for the former CEO’s retirement, operating income was $18.0 million for the second quarter. The North American operating ratio for the second quarter of 2004 was 80.6% compared to 77.7% for the second quarter of 2003. Higher fuel prices impacted the operating ratio by 1.7% as the average fuel price increased to $1.26 per gallon in the second quarter of 2004 compared to $1.00 per gallon in the second quarter of 2003. Asset sale gains in the second quarter contributed $1.6 million to operating income which is consistent with the prior year’s results. Due to the Company’s plan to sell the operation, the results of the Arizona and Eastern Railway have been included in discontinued operations.

     Gus Pagonis, Chairman of RailAmerica, said, “Despite the significant challenges we faced during the second quarter, we are pleased with our results and the efforts of our employee team. In May, we announced an agreement to lease 276 miles from CSX Transportation, Inc. The line, known as the Chicago, Fort Wayne & Eastern Railroad (CF&E) runs from Crestline, Ohio to Tolleston, Indiana, east of Chicago. We expect to commence operations on August 1, 2004 and anticipate moving 40,000 – 45,000 carloads annually. In addition, our team continues to work on other strategic acquisition opportunities in North America. For the second half of the year, our focus will be on organic revenue growth and controlling costs as we expect to continue to be challenged by high fuel prices.”

     Freight Australia, which is included in discontinued operations, reported an increase in revenue for the second quarter of 2004 of $15.6 million or 67%, to $39.0 million from $23.4 million for the second quarter of 2003. Freight Australia’s 2003 results were negatively affected by a drought in Australia. Grain tonnage hauled in the second quarter of 2004 increased 164% to 1.2 million tons from 0.5 million tons in the second quarter of 2003. Freight Australia’s operating income increased $5.0 million to $3.2 million in the second quarter of 2004 compared to a loss of $1.8 million in the second quarter of 2003.

     Pagonis added, “In March, RailAmerica executed an agreement to sell 100% of its ownership in Freight Australia to Pacific National for AUD$285 million (US$202 million based on recent exchange rates). As previously announced, the transaction was subject to approval by the Australian Competition and Consumer Commission (“ACCC”) and the State of Victoria (“the State”). On July 2, 2004, the ACCC announced its approval of the sale to Pacific National; however, the State has raised a number of issues which RailAmerica and Pacific National are seeking to resolve.”

     Michael J. Howe, Executive Vice President and Chief Financial Officer, said, “We are pleased by the progress we have made in strengthening our balance sheet. Our net debt-to-capital ratio at June 30, 2004 was 57.2% compared to 58.3% at December 31, 2003. Shareholders’ equity has increased to $388 million at June 30, 2004 from $372 million at December 31, 2003. Additionally, $15 million of our junior convertible bonds have converted into common stock at the conversion price of $10.00 per share resulting in a remaining balance of $7 million, as of July 28, 2004, which will either be converted or redeemed by July 31, 2004.”

     Howe continued, “At the beginning of the year, we provided guidance for earnings from continuing operations of $0.75 to $0.85 per share for the year. We now anticipate that earnings will be in the range of $0.48 to $0.54 for the year, due to our pessimistic outlook on fuel, congestion and service issues by the Class I railroads, average shares outstanding projected to increase to 38 million due to the exercise of options and warrants, the results of the Arizona Eastern Railway being reclassified to discontinued operations, and the impact of the retirement of our former CEO. Excluding the results from the anticipated sale of Australia, the use of proceeds from such sale, and the impact of the retirement of our former CEO, we expect earnings to be in the range of $0.64 to $0.70.”

     Pagonis concluded, “Despite our cautious outlook for the second half of the year and the challenges the industry faces, we look forward to North American growth opportunities, the commencement of operations on the CF&E and the sale of Freight Australia.”

     RailAmerica, Inc. (NYSE: RRA) is a leading short line and regional rail service provider with 47 railroads operating approximately 12,000 miles in the United States, Canada, and Australia. The Company is a member of the Russell 2000® Index. For more information about RailAmerica, please visit our website at www.railamerica.com

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events and the performance of RailAmerica that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, fuel costs, foreign currency risks, failure to successfully integrate acquisitions, failure to service debt, failure to successfully market and sell Freight Australia and nonoperating/nonstrategic properties and assets when scheduled or at all, failure to successfully refinance debt, failure to accomplish new marketing initiatives, economic conditions, customer demand, increased competition in the relevant market, and others. In particular, forward-looking statements regarding earnings and EBITDA of the Company and entities to be acquired are subject to inherent economic, financial and operating uncertainties, including changes in economic conditions, realization of operating synergies, the ability to retain key customers and the impact of unforeseen costs and liabilities of such entities. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

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- Tables to Follow -

RAILAMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

For the three and six months ended June 30, 2004 and 2003
(in thousands, except earnings per share)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Operating revenue	$96,225	$85,350	$192,244	$170,145

Operating expenses:
Transportation	52,518	43,597	104,060	86,398
Selling, general and administrative	27,003	19,001	49,322	38,973
Net gain on sale of assets	(1,576)	(1,638)	(1,954)	(2,005)
Depreciation and amortization	6,933	5,899	13,628	11,490

Total operating expenses	84,878	66,859	165,056	134,856

Operating income	11,347	18,491	27,188	35,289
Interest and other expense	(8,249)	(7,881)	(16,452)	(15,909)

Income from continuing operations before income taxes	3,098	10,610	10,736	19,380
Provision for income taxes	2,692	3,950	5,600	7,045

Income from continuing operations	406	6,660	5,136	12,335
Loss from sale of discontinued operations, net of income taxes	—	—	(3,951)	—
Income (loss) from discontinued operations, net of income taxes	1,206	(1,967)	1,702	(3,308)

Net income	$1,612	$4,693	$2,887	$9,027

Basic earnings (loss) per common share:
Continuing operations	$0.01	$0.21	$0.16	$0.39
Discontinued operations	0.04	(0.06)	(0.07)	(0.10)

Net income	$0.05	$0.15	$0.09	$0.29

Diluted earnings (loss) per common share:
Continuing operations	$0.01	$0.20	$0.15	$0.38
Discontinued operations	0.04	(0.06)	(0.07)	(0.10)

Net income	$0.05	$0.14	$0.08	$0.28

Weighted average common shares outstanding:
Basic	33,963	31,781	33,350	31,826
Diluted	35,352	34,133	34,623	34,108

The accompanying Notes are an integral part of the consolidated financial statements.

PART I. FINANCIAL INFORMATION

ITEM 1.       FINANCIAL STATEMENTS

RAILAMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
June 30, 2004 and December 31, 2003
(in thousands, except share data)
(unaudited)

	June 30,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$8,061	$13,714
Accounts and notes receivable, net	51,773	52,312
Current assets of discontinued operations	30,593	36,319
Other current assets	14,379	12,118

Total current assets	104,806	114,463
Property, plant and equipment, net	853,932	826,646
Long-term assets of discontinued operations	211,459	263,007
Other assets	35,180	28,374

Total assets	$1,205,377	$1,232,490

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$15,806	$25,093
Accounts payable	34,206	34,851
Accrued expenses	29,969	31,290
Current liabilities of discontinued operations	25,010	40,338

Total current liabilities	104,991	131,572
Long-term debt, less current maturities	328,056	327,280
Subordinated debt	122,148	121,506
Deferred income taxes	152,961	150,784
Long-term liabilities of discontinued operations	93,194	115,907
Other liabilities	15,817	13,681

Total liabilities	817,167	860,730

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 60,000,000 shares authorized; 35,154,013 shares and 32,094,387 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	35	32
Additional paid-in capital and other	296,467	262,384
Retained earnings	65,632	62,745
Accumulated other comprehensive income	26,076	46,599

Total stockholders’ equity	388,210	371,760

Total liabilities and stockholders’ equity	$1,205,377	$1,232,490

The accompanying Notes are an integral part of the consolidated financial statements.

RAILAMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the six months ended June 30, 2004 and 2003
(in thousands)
(unaudited)

	2004	2003
Cash flows from operating activities:
Net income	$2,887	$9,027
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred loan costs	24,291	22,684
Gain on sale of assets	(1,954)	(2,005)
Non-cash CEO retirement costs	3,600	—
Deferred income taxes and other	10,274	5,494
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(4,868)	5,240
Other current assets	(1,389)	510
Accounts payable	(6,566)	4,343
Accrued expenses	1,886	(7,093)
Other assets and liabilities	2,719	(1,906)

Net cash provided by operating activities	30,880	36,294

Cash flows from investing activities:
Purchase of property, plant and equipment	(41,887)	(30,403)
Proceeds from sale of assets, net of Ferronor’s cash on-hand	12,855	2,900
Acquisitions, net of cash acquired	(24,645)	(25,846)
Deferred transaction costs and other	(2,602)	(106)

Net cash used in investing activities	(56,279)	(53,455)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	78,256	19,000
Principal payments on long-term debt	(77,758)	(8,668)
Proceeds from exercise of stock options and warrants	19,590	443
Purchase of treasury stock	—	(1,226)
Deferred financing costs	(26)	(660)

Net cash provided by financing activities	20,062	8,889

Effect of exchange rates on cash	(316)	1,069

Net decrease in cash	(5,653)	(7,203)
Cash, beginning of period	13,714	28,887

Cash, end of period	$8,061	$21,684

The accompanying Notes are an integral part of the consolidated financial statements.

RAILAMERICA, INC. AND SUBSIDIARIES
Selected Financial Information – North America / Australia
(Unaudited)

(Amounts in thousands)	Three Months Ended June 30,
	2004	% of Rev.	2003	% of Rev.
North America:(1)
Operating revenue	$96,130	100.0%	$85,257	100.0%

Operating expenses:
Maintenance of way	10,999	11.5%	9,196	10.8%
Maintenance of equipment	3,491	3.6%	3,260	3.8%
Transportation	28,669	29.8%	22,776	26.7%
Equipment rental	9,359	9.7%	8,365	9.8%
SG&A	18,168	18.9%	16,929	19.9%
Depreciation and amortization	6,778	7.1%	5,741	6.7%

Total operating expenses	77,464	80.6%	66,267	77.7%

Operating income	$18,666	19.4%	$18,990	22.3%

Australia:
Operating revenue	$38,997	100.0%	$23,398	100.0%

Operating expenses:
Maintenance of way	3,071	7.9%	2,765	11.8%
Maintenance of equipment	3,852	9.8%	2,163	9.2%
Transportation	21,324	54.7%	13,774	58.9%
Equipment rental	990	2.6%	276	1.2%
SG&A	2,479	6.4%	2,797	12.0%
Depreciation and amortization	4,108	10.5%	3,379	14.4%

Total operating expenses	35,824	91.9%	$25,154	107.5%

Operating income (loss)	$3,173	8.1%	$(1,756)	-7.5%

	Six Months Ended June 30,
	2004	% of Rev.	2003	% of Rev.
North America:(1)
Operating revenue	$192,072	100.0%	$169,943	100.0%

Operating expenses:
Maintenance of way	21,808	11.4%	17,938	10.5%
Maintenance of equipment	7,009	3.6%	6,602	3.9%
Transportation	56,543	29.5%	45,550	26.8%
Equipment rental	18,699	9.7%	16,308	9.6%
SG&A	37,254	19.4%	34,531	20.3%
Depreciation and amortization	13,317	6.9%	11,184	6.6%

Total operating expenses	154,630	80.5%	132,113	77.7%

Operating income	$37,442	19.5%	$37,830	22.3%

Australia:
Operating revenue	$78,241	100.0%	$44,149	100.0%
Operating expenses:
Maintenance of way	6,289	8.0%	5,584	12.6%
Maintenance of equipment	6,972	8.9%	3,829	8.7%
Transportation	43,096	55.1%	25,748	58.3%
Equipment rental	2,236	2.9%	389	0.9%
SG&A	6,120	7.8%	4,875	11.1%
Depreciation and amortization	7,789	10.0%	6,463	14.6%

Total operating expenses	72,502	92.7%	46,888	106.2%

Operating income (loss)	$5,739	7.3%	$(2,739)	-6.2%

(1)	excludes Corporate